May 23, 1995

Challenger International, Ltd.
Reid House
31 Church Street
P.O. Box HM 1437
Hamilton HMFX Bermuda

Gentlemen:

                                LETTER OF INTENT

          We are pleased to set forth herein the current intentions of Mossberg Corporation ("Mossberg") with respect to the proposed acquisition by Mossberg of all of the outstanding capital stock, including all warrants, options, and other rights to acquire capital stock (collectively, the "Savage Stock"), of
Challenger Industries, Inc., a Delaware corporation (referred to herein as "Savage"), on the terms set forth herein. Unless the context indicates otherwise, references to Savage are intended to refer to Savage and its subsidiaries, which it is our understanding will include Savage Arms, Inc., Lakefield Arms Limited, Passive Bullet Traps, Ltd., and Passive Bullet Traps, Inc., d/b/a/ Savage Range Systems.

          1. Purchase Price. In consideration for the assignment to Mossberg of all of the outstanding Savage Stock, Mossberg will pay $35,000,000 (the "Base Purchase Price") to Challenger International, Ltd. ("Challenger International"), plus or minus the Adjusted Consideration, as set forth herein. Prior to the closing of the sale of the Savage Stock (the "Closing"), Challenger International will be responsible for: (i) acquiring any Savage Stock that is not currently owned by Challenger International; and (ii) consummating a tax-free reorganization pursuant to which Passive Bullet Traps, Ltd., an Isle of Man corporation, which Challenger International has advised Mossberg owns the intellectual property rights related to the passive bullet traps manufactured and distributed by Challenger International and its subsidiaries, becomes a wholly-owned subsidiary of Savage. The Base Purchase Price will be payable at the Closing by wire transfer, plus, if the Closing occurs after July 31, 1995 and the delay in the Closing is not caused by an act or omission on the part of Challenger International, interest on the Base Purchase Price equal to the prime rate of Bank of Boston for the period from July 31, 1995 through the date of the Closing. A portion of the Base Purchase


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Price shall also be used at the closing to repay in full the Interim Note,  plus accrued interest, referred to below.

          Challenger International shall cause KPMG Peat Marwick LLP to conduct an audit of the consolidated financial statements of Savage as at July 31, 1995 (the "Closing Financial Statements") and to deliver an auditor's report to Mossberg and Challenger International no later than September 10, 1995. If the consolidated total shareholder's equity of Savage, as reflected in the Closing Financial Statements, is greater than $10,500,000, then the amount by which the total shareholder's equity exceeds $10,500,000 (the "Additional Consideration") shall be paid by Mossberg to Challenger International in two installments, as follows: (i) fifty percent (50%) of the Additional Consideration by wire transfer on the later of twenty (20) days after delivery of the auditor's report or September 30, 1995; and (ii) fifty percent (50%) of the Additional
Consideration by wire transfer on October 31, 1995. If the consolidated total shareholder's equity of Savage, as reflected in the Closing Financial
Statements, is less than $10,500,000, then the amount by which the total shareholder's equity is less than $10,500,000 (the "Subtracted Consideration") shall be paid by Challenger International to Mossberg in two installments, as follows: (i) fifty percent (50%) of the Subtracted Consideration by wire transfer on the later of twenty (20) days after delivery of the auditor's report or September 30, 1995; and (ii) fifty percent (50%) of the Subtracted
Consideration by wire transfer on October 31, 1995. The "Additional Consideration" and the "Subtracted Consideration" are each sometimes referred to herein as the "Adjusted Consideration."

          2. Conditions to the Purchase. The acquisition of Savage by Mossberg will be undertaken pursuant to a written agreement in form and substance mutually acceptable to Challenger International and Mossberg (the "Definitive Agreement"). Mossberg's execution of the Definitive Agreement shall be conditioned on Challenger International's delivery to Mossberg of Savage's business plan, budget, and interim consolidated financial statements, through the latest available date. The Definitive Agreement will contain representations, warranties, covenants, conditions, and indemnities customary for transactions of this kind, including without limitation: (i) warranties regarding the capitalization, financial statements, liabilities, taxes, litigation, employee obligations, environmental obligations, compliance with ERISA, and material agreements, of Savage; (ii) confirmation that no approval of the transaction is needed by the stockholders of Challenger International; and
(iii) indemnity of Mossberg by Challenger International for any known or unknown liabilities of Savage that are not set forth in their financial statements delivered to Mossberg or otherwise disclosed in writing to Mossberg (collectively, "Indemnified Liabilities"), provided however, that


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(a) in no event will Challenger International be responsible to Mossberg for (I)
Indemnification Payments in excess of $5,000,000 in the aggregate (exclusive of any claim for federal, state, or local taxes and any claim based on fraud, intentional harm or similar basis), or (II) the first $50,000 of Indemnification Payments, and thereafter, the first $5,000 of Indemnification Payments for each occurrence, and (b) the amount of any Indemnification Payments incurred by Mossberg shall be net of any insurance proceeds received by Mossberg. The indemnification obligation referred to in subclause (iii) above shall expire, unless Challenger has received notice of such claim: (w) on the date that is three years from the date of the Closing with respect to any federal, state or local tax claims; (x) on the date that is two years from the date of the Closing with respect to any litigation or adversary proceeding initiated by third parties, including product liability claims; (y) on December 31, 1995 with respect to representations or warranties that relate to the financial statements of Savage; and (z) on December 31, 1996 with respect to any other Indemnified Liability. As used herein, the term "Indemnification Payments" means payments for losses, claims, damages, costs, and expenses (including, without limitation,
reasonable   attorney's   fees)   incurred  by  Mossberg  for  any   Indemnified
Liabilities.

          The Definitive Agreement will set forth conditions to the Closing, including that: (i) any required third party, regulatory, or governmental consents or approvals shall have been obtained; (ii) employee relations, customer concentration levels, distributor relationships, and other matters regarding production and distribution capabilities of Savage shall have been reviewed by Mossberg and determined to be satisfactory; (iii) no material adverse change shall have occurred in the business, financial condition, or prospects of Savage since October 31, 1994; and (iv) the Closing occur on or before August 11, 1995. In addition to the specific conditions set forth above, consummation of the contemplated transaction will be contingent upon: (i) Mossberg's completion, by June 15, 1995, of a due diligence investigation of the business, operations, properties, and liabilities of Savage that results in Mossberg being satisfied as to such matters, including specifically Mossberg's satisfaction with the achievability of the business plan and projections furnished by Challenger International and Savage to Mossberg in conjunction with the acquisition process; and (ii) Mossberg's delivery to Challenger International, by June 30, 1995, of a commitment letter issued by the Bank of Boston or a financial institution of similar standing to extend a credit facility to Mossberg in an amount of at least $50,000,000, an amount which Mossberg currently believes necessary to complete the transactions contemplated by this letter and to provide sufficient on-going working capital financing.

          3. Employment Agreements. In addition to the other conditions to the contemplated transaction, the Definitive Agreement shall provide for the execution of a mutually satisfactory employment agreement between Mossberg and Ronald Coburn.

          4. Timing of Purchase; Conduct of Business. The parties will use their best efforts to execute a Definitive Agreement by June 15, 1995 and to close the transaction by July 31, 1995. During the time between the date of this letter and the Closing of the transaction (the "Interim Time"), the business of Savage shall be conducted in the ordinary course consistent with its prior operations, and Savage shall use reasonable efforts to maintain its relationships and good will with its suppliers, customers, and others with which it has business relationships. In addition, during the Interim Time: (a) Savage shall limit the amount of other indebtedness incurred to an amount necessary to maintain adequate levels of working capital in a manner and amount consistent with past practices; (b) Savage will permit Mossberg, Bank of Boston, and their authorized representatives to have access to and examine the properties, assets, and financial and corporate records of Savage, and to contact, in consultation with, and with advance agreement from, Savage, customers of Savage for the purpose of conducting their due diligence review of Savage; and (c) Savage shall not pay any dividends or distributions, or transfer any assets or rights, to its stockholders or their affiliates. For the purposes of the preceding subclause
(c), Savage's redemption of shares held by Cerrito Partners and its affiliates will not be considered such a dividend, distribution, or transfer of assets or rights.

          5. Exclusivity. During the Interim Time (or, if no Definitive Agreement is executed on or before June 15, 1995, until June 15, 1995) neither Challenger International, Savage nor any of their representatives will directly or indirectly: (a) solicit, initiate discussions, or engage in discussions or negotiations with any person relating to the possible acquisition of Savage or any material asset of Savage (whether such contacts are initiated by Challenger International, Savage, or any of their representatives or otherwise); (b) provide or cause to provide any information to any person, relating to the possible acquisition of Savage; or (c) enter into a transaction with any person or persons concerning the possible acquisition of Savage. You acknowledge and agree that Savage's business is unique, and that Mossberg shall have, in addition to all other legal remedies that may be available to it, the right to seek enforcement of the provisions of this paragraph by an injunction or other equitable relief.

          6. Interim Loan. If the terms set forth herein for the purchase of the Savage Stock by Mossberg are acceptable to you,

Mossberg will lend to you $9,000,000, subject to obtaining from Mossberg's principal lender, Bank of Boston, consent to Mossberg's making such loan. Bank of Boston has advised Mossberg that Bank of Boston will be in a position to determine whether to give such consent by May 31, 1995, before which time Bank of Boston would review the various information and documents provided by Savage to Mossberg and seek internal credit approvals, for the purpose of determining whether to give such consent. The terms of the loan will include the following:
(a) Challenger International and Savage will be jointly and severally obligated upon the loan; (b) the loan will be evidenced by a promissory note (the "Interim Note") that will be payable on the date of the Closing or, if no Closing occurs, in two equal installments of principal, plus accrued interest, on October 31, 1995 and October 31, 1996; (c) the Interim Note will bear interest prior to July 31, 1995 at the prime rate ("Prime Rate") of Bank of Boston as of the date of issuance, and will bear interest at the rate of 2% above the Prime Rate per annum during August, 1995, 4% above the Prime Rate during September, 1995, and 8% above the Prime Rate thereafter until the Interim Note is paid in full; and
(d) the Interim Note will be secured by a pledge of the outstanding capital stock of Savage. The Interim Note and any related pledge agreements and other documents will be in form and substance acceptable to Challenger International and Mossberg.

          7. Preemptive Fee. If Mossberg lends $9,000,000 to Challenger International as contemplated herein, and if within the 12 months after the date hereof an agreement or transaction is executed by or consented to by Challenger International or Savage or any of their subsidiaries pursuant to which all or substantially all of the assets or capital stock of Savage (or control thereof) are thereafter actually sold or transferred (whether directly, upon exercise of an option, upon conversion of a security, or otherwise) for a price, including any non-competition payments and other consideration to be paid in connection therewith, that is based upon or would result in a value (the "Savage Valuation") of Savage in its entirety of more than the $39,000,000 for Savage (e.g., if 40% of the capital stock or assets of Savage is to be sold for more than $l5,600,000), then, so long as the transaction contemplated herein was not consummated due to the failure of Challenger to proceed as set forth in this letter, and Mossberg was willing, ready, and able to perform as set forth herein, Challenger International, Savage, and their subsidiaries shall be jointly and severally obligated to pay to Mossberg a fee equal to 20% of the amount by which the Savage Valuation exceeds $39,000,000 or $2 million, whichever is greater (collectively, "Break-Up Fees"), and the payment of the Break-Up Fees shall represent Mossberg's sole remedy (absent fraud or similar conduct by Challenger International) for Challenger's failure to consummate the transaction contemplated herein. If a Definitive Agreement is executed, it will include a provision for a fee equivalent to that set forth in the preceding sentence (which would be payable if the definitive Agreement were terminated as a result of a breach by Challenger and a transaction referred to above occurred within the next 12 months).

          8. Confidentiality. The parties to this letter acknowledge that they have each executed Confidentiality Agreements, dated May 17, 1995.

          9. Brokers' or Finders' Fees. Mossberg will indemnify and hold Challenger International harmless from any claim for brokerage or finders' fees or expenses arising out of the transactions contemplated hereunder by any person claiming to have been engaged by Mossberg. Challenger International will indemnify and hold Mossberg harmless from any claim for such fees or expenses arising out of the transactions contemplated hereunder by any person claiming to have been engaged by Savage or Challenger International.

          10. Non-Binding Nature. This letter is a letter of intent only and no legal obligations are created hereby except with respect to the provisions of paragraphs 5, 6, 7, and 9 hereof. If the Definitive Agreement and related definitive documentation are not executed or delivered for any reason, no party to this letter of intent shall have any liability to any other party hereto based upon, arising from or relating to the provisions hereof other than those set forth in paragraphs 5, 6, 7, and 9 hereof.

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                                      -7-


If the foregoing sets forth terms upon which you desire to proceed further, please sign below (and such acceptance by you will confirm your agreement to be bound by the terms of paragraphs 5, 6, 7 and 9 above). Upon your acceptance of the terms set forth herein, we will instruct our counsel to commence preparation of a Definitive Agreement and we will continue, and we will request Bank of Boston to commence, the review of any information and documents that you make available to us for the purposes of this transaction.

                                        Very truly yours,

                                        MOSSBERG CORPORATION

                                        By  /s/ William H. Schoner
                                          --------------------------
                                          William H. Schoner
                                          Its Vice President Finance



Reviewed and Agreed to:

CHALLENGER INTERNATIONAL, LTD.

By /s/ Peter Leighton
  ----------------------------
  Peter Leighton
  Its President and Managing Director